Exhibit 99.1

Gopher Protocol’s Integration of ECS Pre-Paid Software Platform Generate Revenue

ECS Platform Generated Gross Revenue in Excess of $13 million in the Second Quarter In 2018

Santa Monica, CA, August 16, 2018 -- Gopher Protocol Inc. (OTCQB: GOPH) ("Gopher”), a company specializing in the creation of Internet of Things (IoT) and Artificial Intelligence enabled mobile technologies, is pleased to announce that its recent acquisitions, which now comprise its fintech division, led by ECS Prepaid (“ECS”), have been fully integrated.

The fintech division which includes primarily ECS and Ugopherservices (“UGO”), in the second quarter of 2018 did 1,134,725 transactions from 9,855 terminals of which 9,604 were billable amounting to gross revenue of $13,421,410 during the three-month period ending June 30, 2018 (unaudited).

Gopher intends to continue this pattern with recent agreements for processing alignments, the addition of AT&T SIM Activation program, and increased product margins on existing core products.

“The UGO platform, which used third parties for processing transactions, is now using the ECS platform reducing ACH transaction costs from $0.14 to $0.02, which is expected to increase our profit margins. Our ECS platform was able to generate gross margins of approximately 4% for the platform, amounting to more than $500,000 in gross profits” stated Kevin Pickard, Gopher’s CFO.

As a reminder on March 16, 2018, Gopher entered into and closed an Asset Purchase Agreement dated March 1, 2018 (the “ECS Purchase Agreement”) with ECS Prepaid LLC (“ECS”), a Missouri limited liability company, pursuant to which Gopher purchased certain assets from ECS, including, but not limited to, the processing prepaid platform, servers, POS terminals, customer list, a processing software program and goodwill - https://www.sec.gov/Archives/edgar/data/1471781/000161577418004520/s110476_8ka.htm

As required by law, Gopher filed two years audited financials of said Platform - https://www.sec.gov/Archives/edgar/data/1471781/000161577418004520/s110476_ex99-1.htm as well as Pro-Forma consolidated financials - https://www.sec.gov/Archives/edgar/data/1471781/000161577418004520/s110476_ex99-2.htm

1

About ECS Prepaid LLC.

Formed in 2008, ECS Prepaid LLC. (www.ecsprepaid.com) was started and fueled by the desire to create a Prepaid Wireless distribution model built to cater to Independent Sales Organizations servicing the gas station, convenience store market. ECS Prepaid is a two time “INC 500 Fastest Growing Companies” in the US, with a high ranking of 64th.

Starting with just a few hundred direct retail locations, ECS Prepaid quickly grew its customer base by providing one of the most comprehensive terminal solution available. Today ECS Prepaid supports over 100 independent agents while powering roughly 9,000 retail locations across the United States.

The ECS Prepaid software platform provides the ability to bring a variety of services to even the smallest retailer. Products currently available include: Prepaid Wireless, SIM Activations, International Top Up, Private Label Gift Cards, Electronic Check Processing, Customer Loyalty and Rewards programs.

About Gopher Protocol Inc.

Gopher Protocol Inc. (OTCQB: GOPH) (“Gopher”) (http://gopherprotocol.com/) is a development-stage company which consider itself Native IoT creator, developing Internet of Things (IoT) and Artificial Intelligence enabled mobile technology. Gopher has a portfolio of Intellectual Property that when commercialized will include smart microchips, mobile application software and supporting cloud software. The system contemplates the creation of a global network. The core of the system will be its advanced microchip technology that can be installed in any mobile device worldwide. Gopher envisions this system as an internal, private network between all enabled mobile devices providing shared processing, advanced mobile database management/sharing and enhanced mobile features.

Corporate Site: http://gopherprotocol.com

Press page/ press kit - http://gopherprotocol.com/?page_id=228

Consumer and product website for Guardian Patch: http://www.guardianpatch.com/.

About Guardian Pet Tracker http://www.guardianpettracker.com/

The Guardian Pet Tracker (Sphere Internal name - the "Sphere") system is a derivative technology of Gopher's Guardian Patch technology. The Sphere is designed to provide its users with local tracking capability using a re-chargeable/replaceable battery source. Gopher intends to release pre-production units in limited test in the near future.

GOPH disclosure: More info: SEC link /technology abstract:

2

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements".  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov).  In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, governmental and public policy changes, the Company’s ability to raise capital on acceptable terms, if at all, the Company’s successful development of its products and the integration into its existing products and the commercial acceptance of the Company’s products.  The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact:

Kevin Pickard, CFO
Gopher Protocol Inc.
VM Only 888-685-7336

Media: press@gopherprotocol.com